American Physicians Capital, Inc. Reports First Quarter 2007 Results

EAST LANSING, Mich., April 25 /PRNewswire-FirstCall/ -- American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today announced net income of $10.5 million or $.90 per diluted common share for the first quarter of 2007. This compares to net income of $8.9 million, or $.70 per diluted common share for the first quarter of 2006. Book value per common share was $23.74 at March 31, 2007, based on 11,196,024 common shares outstanding, an increase of 2.1% from $23.26 at December 31, 2006.

“Our business strategy continued to generate solid results,” said President and Chief Executive Officer R. Kevin Clinton. “Our focused operations and strict underwriting produced a solid and profitable book-of-business, which is generating consistent earnings representing a 15.6% return on beginning shareholders’ equity.”

“APCapital has evolved into a stable and profitable Company, anchored by its strong book-of-business and disciplined management,” added Clinton. “While we’ve lost business in Illinois to unreasonable price competition, we have been able to grow in our other key markets. Our reserves continue to develop favorably, yet we remain cautious, adding $7.5 million to IBNR reserves this quarter.”

Consolidated Income Statement
(Dollars in thousands)
	Three Months Ended
	March 31,
	2007	2006

Direct Premiums Written	$36,302	$41,521

Net Premiums Written	$34,894	$38,965

Net Premiums Earned	$35,032	$37,443
Incurred Loss and Loss Adjustment
Expenses:
Current Accident Year Losses	26,627	28,985
Prior Year Losses	(4,265)	(2,108)
Total	22,362	26,877

Underwriting Expenses	7,361	7,677
Underwriting Income	5,309	2,889
Investment Income	11,177	11,103
Other Income (1)	211	489
Other Expenses	(1,295)	(1,309)
Pre-tax Income	15,402	13,172
Federal Income Taxes	4,897	4,309
Net Income	$10,505	$8,863

Loss Ratio:
Current Accident Year	76.0%	77.4%
Prior Year Development	-12.2%	-5.6%
Calendar Year	63.8%	71.8%

Underwriting Expense Ratio	21.0%	20.5%

Combined Ratio	84.8%	92.3%

(1) Includes realized gains and losses

Direct premiums written were $36.3 million in the first quarter of 2007, down $5.2 million or 12.6% from the same period a year ago. The decline in direct premiums written for the quarter was the result of price competition in our Illinois market, which was down $5.2 million or 34.7%. Premiums were up in our Michigan and New Mexico markets. We insured 9,387 physicians at March 31, 2007, down 0.7% from year end 2006.

Net premiums earned in the first quarter of 2007 were down $2.4 million or 6.4% from the first quarter of 2006. The decline in net premiums earned was not as great as the decline in direct premiums written due to the reinsurance terms in place for 2007 whereby the Company retained a greater portion of loss exposure and ceded less premium.

The 2007 first quarter loss ratio was 63.8% with $4.3 million of positive development from prior accident years. For the three months ended March 31, 2006, the loss ratio was 71.8% with $2.1 million of positive prior year development. On an accident year basis, the loss ratio in the first quarter of 2007 was 76.0%, down slightly from the 77.4% reported in the first quarter of 2006. This accident year loss ratio reflects the strong book-of-business we have developed and our adherence to an adequate pricing philosophy. In addition, we continue to experience favorable development in our reserves. The number of reported claims in the first quarter of 2007 was 247, down 19.8% from the 308 reported in the first quarter of 2006.

The underwriting expense ratio increased slightly in the first quarter of 2007 to 21.0% from 20.5% in the first quarter of 2006. The increases in underwriting ratio were principally the result of our lower premium volume. Other expenses in 2007 were approximately the same as a year ago.

Investment income

Investment income was $11.2 million in the first quarter of 2007, substantially unchanged from the $11.1 million for the same period in 2006. The overall investment yields decreased from 5.28% in the first quarter 2006 to 5.12% in the first quarter of 2007.

Balance Sheet and Equity Information

APCapital’s total assets were $1.089 billion at March 31, 2007, down $6.6 million from December 31, 2006. At March 31, 2007, the Company’s total shareholders’ equity was $265.8 million, down from $268.8 million at December 31, 2006. The decrease in shareholders’ equity is a result of net income of $10.5 million for the first quarter of 2007 being offset by the Company utilizing $13.9 million of equity to repurchase shares.

Stock Repurchase Program

The Company repurchased 372,400 shares of its common stock during the first quarter of 2007 at an average cost of $37.32 per share.

On October 27, 2006, the Company’s Board of Directors adopted a new stock repurchase plan for 2007 under Rule 10b5-1 of the Securities Exchange Act of 1934 and authorized the repurchase of $32 million of its common shares pursuant to the 2007 10b5-1 plan. In addition, the board authorized the rollover of any unused dollars allocated to the 2006 10b5-1 plan adopted by the Board in April 2006. At March 31, 2007, the Company had approximately $584,000 unused dollars from the 2006 authorization. On April 12, 2007, the Company announced that it used the remaining amount carried over from the 2006 10b5-1 plan and commenced its 2007 authorization.

Outlook

“We remained disciplined in our management philosophy,” said Clinton. “We have grown when profitable opportunities arise and remain watchful for M&A investments. We continue to effectively manage our capital through our share repurchase program.”

Conference Call

APCapital’s website, http://www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2007 first quarter results on April 26, 2007 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company’s website and selecting “For Investors,” then “Webcasts.” For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or (617) 801-6888 and entering the conference ID code: 29859490. The replay will be available through 11:59 p.m. Eastern time on May 1, 2007.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statements

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, or make statements in the section titled “Outlook,” we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

•
increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;

•	our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;
•	our exit from various markets and lines of business may prove more costly than originally anticipated;
•	tort reform legislation may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;
•	if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;
•	the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business;
•	our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;
•	an interruption or change in current marketing and agency relationships could reduce the amount of premium we are able to write;
•	a downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we are able to write;
•	changes in interest rates could adversely impact our results of operation, cash flows and financial condition;
•	our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future share repurchases;
•	the loss of one or more of our key employees could adversely affect our business;
•	unpredictable court decisions could have a material adverse financial impact on our business operations if the amount of the award is expanded beyond the intended insurance coverage;
•	applicable law and certain provisions in our articles and bylaws may prevent and discourage unsolicited attempts to acquire our Company that may be in the best interest of our shareholders;
•	any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures

The Company uses operating income, a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, the Company’s decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of the Company’s underlying insurance operations.

In addition to the Company’s reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company’s current underwriting performance. The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

Summary Financial Information
American Physicians Capital, Inc.

Balance Sheet Data

	March 31,	December 31,
	2007	2006
	(In thousands, except per share data)
Assets:
Available-for-sale - bonds	$247,097	$255,001
Held-to-maturity - bonds	501,668	505,572
Other invested assets	6,351	6,476
Cash and cash equivalents	118,969	108,227
Cash and investments	874,085	875,276

Premiums receivable	38,707	43,068
Reinsurance recoverable	110,809	109,013
Deferred federal income taxes	30,709	32,795
Other assets	34,885	35,663

Total assets	$1,089,195	$1,095,815

Liabilities and Shareholders' Equity:
Unpaid losses and loss adjustment
expenses	$688,015	$688,031
Unearned premiums	69,738	70,744
Long-term debt	30,928	30,928
Federal income taxes payable	2,631	189
Other liabilities	32,036	37,113
Total liabilities	823,348	827,005

Common stock	-	-
Additional paid-in-capital	27,600	41,106
Retained earnings	233,440	222,935
Accumulated other comprehensive income:
Net unrealized gains on investments,
net of deferred federal income taxes	4,807	4,769
Shareholders' equity	265,847	268,810

Total liabilities and shareholders'
equity	$1,089,195	$1,095,815

Shares outstanding	11,196	11,557

Book value per share	$23.74	$23.26

Summary Financial Information
American Physicians Capital, Inc.
Income Statement

	Three Months Ended March 31,
	2007	2006
	(In thousands, except per share data)

Direct premiums written	$36,302	$41,521

Net premiums written	$34,894	$38,965

Net premiums earned	$35,032	$37,443
Investment income	11,177	11,103
Net realized (losses) gains	(2)	12
Other income	213	477
Total revenues	46,420	49,035

Losses and loss adjustment expenses	22,362	26,877
Underwriting expenses	7,361	7,677
Other expenses	1,295	1,309
Total expenses	31,018	35,863

Income before income taxes	15,402	13,172
Federal income tax expense	4,897	4,309

Net income	$10,505	$8,863

Adjustments to reconcile net income
to operating income:
Net income	$10,505	$8,863
Add back:
Realized losses (gains), net of tax	1	(8)

Net operating income	$10,506	$8,855

Ratios:
Loss ratio (1)	63.8%	71.8%
Underwriting ratio (2)	21.0%	20.5%
Combined ratio (3)	84.8%	92.3%

Earnings per share data:

Net income
Basic	$0.92	$0.71
Diluted	$0.90	$0.70

Net operating income
Basic	$0.92	$0.71
Diluted	$0.90	$0.70

Basic weighted average shares outstanding	11,435	12,398
Diluted weighted average shares
outstanding	11,648	12,682

(1)	The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2)	The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)	The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
American Physicians Capital, Inc.

Selected Cash Flow Information

	For the Three Months Ended March 31,
	2007	2006
	(In thousands)

Net cash from operating activities	$13,292	$8,757

Net cash from (for) investing activities	$11,340	$(181,904)

Net cash for financing activities	$(13,890)	$(5,354)

Net increase (decrease) in cash and

cash equivalents	$10,742	$(178,501)

American Physicians Capital, Inc.
Supplemental Statistics
Medical Professional Liability

Reported
Three Months Ended	Claim Count
March 31, 2007	247
December 31, 2006	267
September 30, 2006	297
June 30, 2006	296
March 31, 2006	308
December 31, 2005	347
September 30, 2005	361
June 30, 2005	401
March 31, 2005	404

	Net Premium Earned (in thousands)
Three Months Ended	APCapital Excluding PIC Florida	PIC Florida	Total
March 31, 2007	$35,034	$-	$35,034
December 31, 2006	37,051	-	37,051
September 30, 2006	37,774	-	37,774
June 30, 2006	37,517	-	37,517
March 31, 2006	37,448	-	37,448
December 31, 2005	39,918	671	40,589
September 30, 2005	39,305	975	40,280
June 30, 2005	39,677	869	40,546
March 31, 2005	41,356	799	42,155

			Average Net
		Average Net	Paid Claim
	Open	Case Reserve	(Trailing Four
Three Months Ended	Claim Count	Per Open Claim	Quarter Average)
March 31, 2007	2,200	$138,800	$56,600
December 31, 2006	2,256	137,900	59,100
September 30, 2006	2,347	138,800	57,600
June 30, 2006	2,558	136,300	63,000
March 31, 2006	2,976	120,400	78,800
December 31, 2005	2,991	122,400	75,900
September 30, 2005	3,109	119,100	67,900
June 30, 2005	3,211	116,300	68,200
March 31, 2005	3,344	114,900	65,200

	Retention Ratio
	Three Months		Three Months
	Ended	Year Ended	Ended
	March 31, 2006	2006	March 31, 2007
Illinois	79%	81%	78%
Kentucky	80%	70%	86%
Michigan	85%	85%	88%
New Mexico	82%	82%	91%
Ohio	85%	83%	87%
Total (all states)	82%	82%	87%

Notes:

All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).